Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the First Quarter Ended March 31, 2020

For Immediate Release

PORTLAND, Maine – May 13, 2020 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef calves, today announced unaudited financial results for the quarter ended March 31, 2020.

Product Sales Results:

•	Total product sales increased by 11%, or $500,000, to $4.9 million during the three-month period ended March 31, 2020 versus the comparable period during 2019.
•	Sales of the First Defense® product line increased by 16% during the quarter ended March 31, 2020 versus the comparable period during 2019.
•	Total product sales increased by 14%, or $1.7 million, to $14.2 million during the twelve-month period ended March 31, 2020 versus the twelve-month period ended March 31, 2019.

Management’s Discussion:

“The first quarter is historically our highest sales quarter due to market seasonality, but the first quarter of 2020 set a record with an 11% increase in sales. Demand was higher than we could service resulting in a $1.4 million backlog as of March 31, 2020 compared to a backlog of $276,000 as of March 31, 2019,” commented Michael F. Brigham, President and CEO. “This record sales pace is fueling our intensity to adapt so we can better serve our markets despite the challenging circumstances.”

“The leasehold improvements necessary to increase our annual production capacity for the First Defense® product line from approximately $18 million to approximately $27 million are almost complete,” Mr. Brigham added. “Phase I of this expansion project (that being the relocation of our capsule assembly functions to the new facility to create space for the installation of increased freeze-drying capacity) is most critical to filling our current backlog of orders. We are taking a measured approach to Phase II of this expansion project (that being the relocation of our gel assembly functions to the new facility to create space for the installation of increased liquid processing capacity) later in the year as we continue to monitor economic conditions, fill the backlog of orders and build up our inventory levels.”

For up-to-date photos of the Company’s First Defense® manufacturing facility expansion, please visit https://immucell.com/construction/.

“Our very dedicated team has been flexible and creative in finding ways to continue producing First Defense® during these extremely difficult times,” concluded Mr. Brigham. “To the extent feasible, we have implemented social distancing practices, remote work, extra cleaning and sanitizing and alternate shift scheduling, among other procedures, to move forward safely.

Other Financial Results:

•	Gross margin earned was 46% and 50% of product sales during the quarters ended March 31, 2020 and 2019, respectively.
•	Product development expenses were $974,000 and $910,000 during the quarters ended March 31, 2020 and 2019, respectively.
•	Net loss was $122,000, or $0.02 per share, during the quarter ended March 31, 2020 in contrast to net income of $145,000, or $0.03 per share, during the quarter ended March 31, 2019.
•	EBITDA (a non-GAAP financial measure, see page 4 of this press release) was approximately $770,000 and $836,000 during the quarters ended March 31, 2020 and 2019, respectively.

Balance Sheet Data as of March 31, 2020:

•	Cash, cash equivalents, short-term investments and restricted cash decreased to $8.4 million as of March 31, 2020 from $8.8 million as of December 31, 2019.
•	Net working capital decreased to $9.1 million as of March 31, 2020 from $10.7 million as of December 31, 2019.
•	Stockholders’ equity was almost unchanged at just under $29 million as of March 31, 2020 and December 31, 2019.

Conference Call:
Interested parties can access the conference call scheduled by the Company to review the first quarter 2020 financial results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET on Thursday, May 14, 2020. A teleconference replay of the call will be available for seven days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10143957. Investors are encouraged to review the Company’s Form 10-Q for the three-month period ended March 31, 2020 that was filed with the SEC on May 13, 2020 and its updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended March 31,
(In thousands, except per share amounts)	2020	2019

Product sales	$4,910	$4,411
Costs of goods sold	2,674	2,210
Gross margin	2,236	2,201

Sales, marketing and administrative expenses	1,065	1,026
Product development expenses	974	910
Operating expenses	2,039	1,936

NET OPERATING INCOME	197	265

Other expenses, net	334	111

(LOSS) INCOME BEFORE INCOME TAXES	(137)	154

Income tax (benefit) expense	(15)	9

NET (LOSS) INCOME	($122)	$145

Basic weighted average common shares Outstanding	7,213	5,625
Basic net (loss) income per share	($0.02)	$0.03

Diluted weighted average common shares outstanding	7,213	5,667
Diluted net (loss) income per share	($0.02)	$0.03

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of March 31, 2020	As of December 31, 2019

Cash, cash equivalents, short-term investments and restricted cash	$8,399	$8,774
Net working capital	9,086	10,694
Total assets	40,054	38,692
Stockholders’ equity	$28,990	$28,991

Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP (loss) income before income taxes and before certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported (loss) income before income taxes. We start with our reported (loss) income before income taxes because presently we are not paying cash for income taxes and do not anticipate paying significant cash for income taxes in the near-term future. We calculate non-GAAP income before income taxes and before certain non-cash expenses as indicated in the table below:

	During the Three-Month Periods Ended March 31,
(In thousands)	2020	2019

(Loss) income before income taxes	($137)	$154
Depreciation	555	563
Amortization and write-off of debt issuance costs	103	9
Stock-based compensation	77	83
Income before income taxes and certain non-cash expenses	$598	$809

The figures reported above differ from the calculation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in two significant ways. In our calculation above, we have not added back interest expense because we do pay cash for interest. Interest expense was approximately $249,000 and $110,000 during the quarters ended March 31, 2020 and 2019, respectively. We have added back stock-based compensation expense because this is a non-cash expense, but it is not added back to the calculation of EBITDA. EBITDA was approximately $770,000 and $836,000 during the quarters ended March 31, 2020 and 2019, respectively.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef calves. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the extent, nature and duration of the COVID-19 pandemic and its consequences, and their direct and indirect impacts on the Company’s production activities, operating results and financial condition and on the customers and markets the Company serves; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and dairy producers’ level of interest in treating subclinical mastitis given current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making and delays by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts: Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com